Consent of Independent Registered Public Accounting Firm

The Board of Trustees

PGIM ETF Trust:

We consent to the use of our report dated October 18, 2018, with respect to the financial statements and financial highlights of PGIM Ultra Short Bond ETF as of August 31, 2018, and for the period presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

October 29, 2018